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                                                                    Exhibit 99.1



                                   NEWS RELEASE

For More Information Contact:            For Immediate Release  - July 16, 2002
Eugene  S. Putnam, Jr., Chief Financial Officer
713-507-7292

                   Sterling Bancshares to Divest Three Offices

HOUSTON, Texas -- Sterling Bancshares, Inc (Nasdaq: SBIB) today announced the signing of an agreement to divest three offices in South Texas to an investor group headed by James Wilson and Ben Briscoe, currently the Chief Executive Officers of the three offices to be sold. The three offices, Sterling's Carrizo Springs, Crystal City and Pearsall, have combined approximately $18 million in loans and $40 million in deposits. The sale is expected to be completed during the first quarter of 2003.

Sterling Bancshares, Inc. is a Houston-based bank holding company that currently operates 37 community-banking offices in the greater metro areas of Dallas, Houston, San Antonio, and South Texas. Sterling also provides mortgage-banking services through its 80 percent-owned subsidiary, Sterling Capital Mortgage Company. Sterling's common stock is traded through the Nasdaq National Market System under the symbol SBIB. For more information on Sterling Bancshares, please visit the company's web site at www.banksterling.com.

Except for historical information contained herein, this press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, the following: general business and economic conditions in the markets the Company serves may be less favorable than anticipated which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; changes in market rates and prices may adversely impact the value of securities, loans, deposits and other financial instruments; the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; competitive factors may increase, including product and pricing pressures among financial services organizations; and changes in fiscal and governmental policies of the United States federal government could have an adverse effect on the Company's business. Please also read the additional risks and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

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